SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549



                           FORM 8-K

                        CURRENT REPORT


            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


 Date of Report (Date of earliest event reported)   February 12, 1999


                         Berry Petroleum Company
      (Exact name of registrant as specified in its charter)


Delaware                   1-9735                      77-0079387
(State or other         (Commission                  IRS Employer
jurisdiction of          File Number)          Identification No.
incorporation)


       28700 Hovey Hills Road,   P.O. Bin X,  Taft, CA 93268
            (Address of principal executive offices)


Registrant's telephone number, including area code (805) 769-8811


                            N/A
 (Former name or former address, if changed since last report)


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Item 2.	Acquisition or Disposition of Assets.

     On February 12, 1999, Berry Petroleum Company, a Delaware corporation (the "Company"), purchased certain assets, known as the Placerita oilfield, from Aera Energy, LLC for the aggregate consideration of $35 million (net of operations from December 31, 1998). The consideration was paid for by borrowing from the Company's unsecured credit facility. The Company has been operating the oilfield since December 31, 1998.

     The Placerita oilfield is comprised of six leases (three are federal leases) and two fee properties totaling approximately 700 acres, which are currently producing approximately 2,800 net barrels per day of 13 degree gravity crude oil from 120 producing wells and 56 continuous steam injectors. Berry estimates the proved reserves at approximately 20 million barrels of which 65% are developed. The acquisition also includes a 42 megawatt cogeneration facility which generates electricity and which provides approximately 13,500 barrels of steam per day for injection into the oil reservoir. This cogeneration facility has two Standard Offer 2 electrical sales contracts with a major utility, one of which expires in 2002 and one in 2010.

Item 7.     Financial Statements and Exhibits.

     (a).     Financial Statements.  Not required.

     (b).     Pro Forma Financial Information.  Not required.

     (c).     Exhibits.

10.1 Purchase and Sale Agreement, dated January 26, 1999, by and between the Registrant and Aera Energy, LLC.

10.2   Standard Offer #2 Power Purchase Agreement(Newhall Phase
I), as amended, dated December 1985 between Tenneco Oil Company and Southern California Edison.

10.3   Standard Offer #2 Power Purchase Agreement(Newhall Phase
II), as amended, dated December 1985 between Tenneco Oil Company and Southern California Edison.




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                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 26, 1999      BERRY PETROLEUM COMPANY,
                                 a Delaware corporation


                                 /s/ Ralph J. Goehring

                                   By: Ralph J. Goehring,
                                    Senior Vice President and
                                     Chief Financial Officer